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                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-121263

                     FINAL TERMS NO. 1694 DATED 15 JUNE 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$$40,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
 CURRENTLY TOTALING A$2,172,787,000.00 (A$1,606,587,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.   (i)  Issuer:                        Queensland Treasury Corporation

     (ii) Guarantor:                     The Treasurer on behalf of the
                                         Government of Queensland

2.   Benchmark line:                     2013
                                         (to be consolidated and form a single
                                         series with QTC 6% Global A$ Bonds due
                                         14 August, 2013, ISIN US748305BD00)

3.   Specific Currency or Currencies:    AUD ("A$")

4.   (i)  Issue price:                   98.779%

     (ii) Dealers' fees and              No fee or commission is payable in
          commissions paid by Issuer:    respect of the issue of the bond(s)
                                         described in these final terms
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                                         (which will constitute a "pricing
                                         supplement" for purposes of any offers
                                         or sales in the United States or to
                                         U.S. persons). Instead, QTC pays fees
                                         and commissions in accordance with the
                                         procedure described in the QTC Offshore
                                         and Onshore Fixed Interest Distribution
                                         Group Operational Guidelines.

5.   Specified Denominations:            A$1,000

6.   (i)  Issue Date:                    18 JUNE 2007

     (ii) Record Date (date on and       6 February/6 August. Security will be
          from which security is         ex-interest on and from 7 February/7
          Ex-interest):                  August.

     (iii) Interest Payment Dates:       14 February/14 August

7.   Maturity Date:                      14 August 2013

8.   Interest Basis:                     6 per cent Fixed Rate

9.   Redemption/Payment Basis:           Redemption at par

10.  Change of Interest Basis or         Not Applicable
     Redemption/Payment Basis:

11.  (i)  Status of the Bonds:           Senior and rank pari passu with other
                                         senior, unsecured debt obligations of
                                         QTC

     (ii) Status of the Guarantee:       Senior and ranks pari passu with all
                                         its other unsecured obligations

12.  Method of distribution:             Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions
     Applicable

     (i)  Rate(s) of Interest:           6 percent per annum payable
                                         semi-annually in arrears

     (ii) Interest Payment Date(s):      14 February and 14 August in each year
                                         up to and including the Maturity Date

     (iii) Fixed Coupon Amount(s):       A$30 per A$1,000 in nominal amount

     (iv) Determination Date(s):         Not Applicable
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     (v)  Other terms relating to the    None
          method of calculating
          interest for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.  Final Redemption Amount:            A$1,000 per bond of A$1,000 Specified
                                         Denomination (N.B. If the Final
                                         Redemption Amount is different from
                                         100% of the nominal value the Notes
                                         will be derivative securities for the
                                         purposes of the Prospectus Directive
                                         and the requirements of Annex XII to
                                         the Prospectus Directive Regulation
                                         will apply and the Issuer will prepare
                                         and publish a supplement to the
                                         prospectus supplement)

15.  Early Redemption Amount(s)          Not Applicable
     payable on redemption for
     taxation reasons or on event of
     default and/or the method of
     calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:                      Permanent Global Note not exchangeable
                                         for Definitive Bonds

17.  Additional Financial Centre(s) or   Not Applicable
     other special provisions relating
     to Payment Dates:

18.  Talons for future Coupons or        No
     Receipts to be attached to
     Definitive Bonds (and dates on
     which such Talons mature):


19.  Other terms or special              Not Applicable
     conditions:

                                  DISTRIBUTION

20.  (i)  If syndicated, names and       Not Applicable
          addresses of Managers and
          underwriting commitments:

     (ii) Date of Dealer Agreement:      13 JUNE 2007 (the "Trade Date")

     (iii) Stabilizing Manager(s) (if    Not Applicable
          any):
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21.  If non-syndicated, name and         ROYAL BANK OF CANADA DS GLOBAL MARKETS
     address of relevant Dealer:         LEVEL 18
                                         167 MACQUAIRE STREET
                                         SYDNEY NSW 2000

22.  Whether TEFRA D or TEFRA C rules    TEFRA Not Applicable
     applicable or TEFRA rules not
     applicable:

23.  Additional selling restrictions:    Not Applicable
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    -----------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.   LISTING AND ADMISSION TO TRADING

(i)  Listing:                            Bourse de Luxembourg.

(ii) Admission to trading:               Application has been made for the bonds
                                         to be admitted to trading on the
                                         regulated market of the Bourse de
                                         Luxembourg with effect from the Issue
                                         Date.

2.   RATINGS

     Ratings:                            The bonds to be issued have been rated:

                                         S&P:       AAA
                                         Moody's:   Aaa

                                         An obligation rated 'AAA' by S&P has
                                         the highest credit rating assigned by
                                         Standard & Poor's. The obligor's
                                         capacity to meet its financial
                                         commitment on the obligation is
                                         extremely strong.

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                                         Obligations rated Aaa by Moody's are
                                         judged to be of the highest quality
                                         with minimal credit risk.

                                         A credit rating is not a recommendation
                                         to buy, sell or hold securities and may
                                         be revised or withdrawn by the rating
                                         agency at any time. Each rating should
                                         be evaluated independently of any other
                                         rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:              See "Use of Proceeds" section in the
                                         prospectus supplement.

(ii) Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:          Not Applicable.

5.   YIELD

     Indication of yield:                6.655%

                                         Calculated as 7 basis points less than
                                         the yield on the equivalent A$ Domestic
                                         Bond issued by the Issuer under its
                                         Domestic A$ Bond Facility on the Trade
                                         Date.

                                         The yield is calculated on the Trade
                                         Date on the basis of the Issue Price.
                                         It is not an indication of future
                                         yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                          US748305BD00

(ii) Common Code:                        014569359

(iii) CUSIP Code:                        748305BD0

(iv) Any clearing system(s) other than   Not Applicable
     Depositary Trust Company,
     Euroclear Bank S.A./N.V. and
     Clearstream Banking, societe
     anonyme and the relevant
     identification number(s):

(v)  Delivery:                           Delivery free of payment

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(vi) Names and addresses of additional   Not Applicable
     Paying Agent(s) (if any):